EXHIBIT 99.1

Mid Penn Bancorp, Inc. Reports Second Quarter Earnings and Declares Dividend

MILLERSBURG, Pa., July 27, 2011 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. ("Mid Penn") (Nasdaq:MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the quarter ended June 30, 2011 of $930,000, or $0.27 per common share, an increase of 40.5% over the net income available to common shareholders of $662,000, or $0.19 per common share, reported during the same period in 2010. Through the first six months of 2011, Mid Penn's earnings available to common shareholders were $1,802,000, or $0.52 per common share, an increase of 42.0% over the $1,269,000 earnings available to common shareholders, or $0.36 per common share, during the same period in 2010.

2011 Financial Highlights
(dollars in thousands, except per share data)

			Change
	06/30/11	06/30/10	$	%

Total Assets	$ 687,367	$ 615,495	$ 71,872	11.7%

Total Loans (net)	472,669	464,671	7,998	1.7%

Total Deposits	606,046	532,120	73,926	13.9%

	Quarter Ended				Year-to-Date Ended

			Change				Change
	06/30/11	06/30/10	$	%	06/30/11	06/30/10	$	%

Net Interest Income	$ 5,590	$ 5,025	$ 565	11.2%	$ 10,573	$ 9,526	$ 1,047	11.0%

Provision for Loan and Lease Losses	$ 550	$ 925	$ (375)	-40.5%	$ 750	$ 1,085	$ (335)	-30.9%

Total Revenues	8,780	8,586	$ 194	2.3%	16,991	16,756	$ 235	1.4%

Total Noninterest Expense	4,408	4,052	$ 356	8.8%	8,708	8,321	$ 387	4.7%

Net Income Available to Common Shareholders	930	662	268	40.5%	1,802	1,269	533	42.0%

Diluted Earnings per Common Share	0.27	0.19	0.08	42.1%	0.52	0.36	0.16	44.4%

Return on Average Equity	8.53%	6.65%	N/A	28.3%	8.44%	6.48%	N/A	30.2%

President's Statement

We are pleased to report a $268,000, or 40.5%, improvement in our net income available to common shareholders over the results we recorded in the second quarter of 2010. During the first six months of 2011, net income available to common shareholders increased $533,000, or 42.0% over the same period in 2010. We accomplished these earnings improvements through asset growth of 11.7%, deposit growth of 13.9%, and net interest income growth of 11.0% during the period ending June 30, 2011 versus June 30, 2010.

We consider the second quarter of 2011 to be another step forward in our recovery from 2009. The recovery has been framed by a commitment to responsible growth in quality loans, relationship deposits, and net interest income, while maintaining a "mission critical only" spending policy. We remain cautiously optimistic that our plan is succeeding, and that the best is yet to come.

On behalf of the Board of Directors, we announce today that Mid Penn Bancorp, Inc. is declaring a cash dividend of $0.05 per share on our common stock based upon our results of operations for the second quarter of 2011, the results of which are summarized above. The dividend is payable August 22, 2011 to shareholders of record August 10, 2011.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect," "anticipate," "intend," "plan," "believe," "estimate," and similar expressions are intended to identify such forward-looking statements.

Mid Penn's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

  The effects of future economic conditions on Mid Penn and its customers;
  Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
  The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
  The effects of economic deterioration on current customers, specifically the effect of the economy on loan customers' ability to repay loans;
  The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
  The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
  Technological changes;
  Acquisitions and integration of acquired businesses;
  The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
  Acts of war or terrorism;
  Volatilities in the securities markets;
  Deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

CONTACT: Mid Penn Bancorp, Inc.
         Rory G. Ritrievi
         President
         Chief Executive Officer

         Kevin W. Laudenslager
         Chief Financial Officer
         349 Union Street
         Millersburg, PA 17061
         (717) 692-2133